Exhibit 99.1

                 Ciena Reports First Quarter Fiscal 2005 Results

     LINTHICUM, Md.--(BUSINESS WIRE)--February 23, 2005--

        16% Sequential Revenue Growth Fueled by Growth From Product Lines Targeting Core Networking, Data Networking and Broadband Applications

     Ciena(R) Corporation (NASDAQ:CIEN), the network specialist, today reported its fiscal first quarter 2005 results for the period ending January 31, 2005. Revenue for the first quarter totaled $94.7 million, representing a 16% sequential increase, and an increase of 43% over the same period a year ago.
     On the basis of generally accepted accounting principles (GAAP), Ciena's reported net loss for the fiscal first quarter was $57.0 million, or a net loss of $0.10 per share. This loss compares to a GAAP net loss of $76.7 million, or a net loss of $0.16 per share, in the same period a year ago.
     "Strong growth from a number of application areas, including core optical transport, core switching and data networking, fueled revenue growth in our fiscal first quarter," said Gary Smith, Ciena's president and CEO. "While our traditional specialty of core networking continues to be a focus for us, one of the most telling signs of the scope and progress of our efforts to become a more strategic provider is that we have increased the number of customers purchasing from multiple product lines by 73 percent compared to the first quarter of 2004 and we're looking to build on that momentum."

     First Quarter 2005 Highlights

     -- Delivered sequential revenue growth of 16% and year-over-year revenue growth of 43%.

     -- Reduced research and development, sales and marketing and general and administrative operating expenses by 9.9% sequentially (exclusive of stock compensation costs in both the first and fourth fiscal quarters, and in the fiscal fourth quarter, also exclusive of accelerated amortization of leasehold improvements).

     -- Reduced cash burn from operations by 11.1% sequentially, from $48.7 million in the fiscal fourth quarter of 2004 to $43.3 million in the fiscal first quarter 2005.

     -- Ended the fiscal first quarter 2005 with cash and short- and long-term investments valued at $1.23 billion.

     -- Announced that Cegetel had selected Ciena's next-generation optical transport systems to improve the performance and reliability of the French operator's national long-haul network and to facilitate new revenue opportunities via more efficient broadband service delivery.

     -- Introduced the CN 4350(TM) Ethernet services provisioning switch, the foundation for telco and cable triple play networks.

     -- Revenue derived from sales of products added to Ciena's portfolio through acquisition since June 2003 increased to 37% of total revenue.

     Non-GAAP Presentation

     In evaluating the operating performance of its business, Ciena's management excludes certain charges or credits that are required by GAAP. These items, which are identified in the tables that follow, share one or more of the following characteristics: they are unusual, and Ciena does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company's control.


                                            Quarter        Quarter
                                             Ended          Ended
                                         -------------- --------------
                                             Jan 31,        Jan 31,
                                              2004           2005
                                         -------------- --------------
Item                                     (in thousands) (in thousands)
--------                                 -------------- --------------
Stock compensation costs                   $   2,844      $   2,047
Amortization of intangible assets              3,396         10,411
Restructuring costs                            3,393          1,125
Long-lived asset impairment                        -            184
Gain on equity investments, net                 (454)           (22)
Loss on extinguishment of debt                 8,216              -
Income tax benefit on adjusted net loss       21,035         15,513
                                         ============== ==============
Total Adjustments
                                           $  38,430      $  29,258
                                         ============== ==============
GAAP Net Loss                              $ (76,708)     $ (56,995)
Adjustment for items above                    38,430         29,258
                                         -------------- --------------
Non-GAAP Net Loss                          $ (38,278)     $ (27,737)
                                         ============== ==============
Please see Appendix A for additional information about this table.


     As of the quarter ended January 31, 2005, Ciena's weighted average shares outstanding were approximately 571,573,000. Adjusting Ciena's quarterly GAAP results as noted above would reduce the Company's net loss in its fiscal first quarter 2005 to $27.7 million, or a loss of $0.05 per share. This compares with an adjusted net loss of $38.3 million, or a loss of $0.08 per share, in the same period a year ago.
     These adjustments are not in accordance with GAAP, and making these adjustments may not permit meaningful comparisons to other companies.

     First Quarter 2005 Result Details

     Ciena recognized revenue from two customers that each contributed more than ten percent of the fiscal first quarter's total revenue. Combined, the two ten percent customers accounted for 31.7% of the quarter's total revenue. In addition, approximately 83% of Ciena's business in the fiscal first quarter came from domestic customers.
     As a result of product mix, Ciena's gross margin in the quarter was 25.6%, compared to 29.5% in its fiscal fourth quarter.
     "During the quarter we secured long-haul optical transport footprint faster than expected," said Smith. "While this had a negative effect on gross margin in the quarter, it means we've successfully captured more long-distance routes than we had anticipated and our customers are deploying Ciena common equipment that will require the subsequent addition of higher-margin channel cards."
     In addition to higher-than-anticipated shipments of optical transport common equipment, the Company's gross margin in the quarter was adversely affected by low-volume shipments of its CN 1000(TM) next generation broadband access platform.
     "As is the case with many products early in their life cycle, gross margin improvements on our CN 1000 platform will be volume dependent and we are currently pursuing broadband access opportunities globally to drive volume for this new product," said Smith.
     For operating purposes, Ciena is currently organized into four business units. Unaudited revenue contribution by business unit appears in the following table:


                                Fiscal Q4           Fiscal Q1
                                   2004                2005
                                 Revenue   Percent   Revenue   Percent
                                   (in       of        (in       of
Business Unit                   thousands)  Total   thousands)  Total
-------------                    -------    -----    -------    -----
Broadband Access (BBG)           $16,332    19.9%    $15,281    16.1%
Data Networking  (DNG)            $9,311    11.4%    $16,579    17.5%
Global Network Services (GNS)    $13,231    16.1%    $12,448    13.1%
Transport and Switching (TSG)    $43,131    52.6%    $50,440    53.3%
                                 -------    -----    -------    -----
                                 $82,005   100.0%    $94,748   100.0%

     Business Outlook

     "In addition to enhancing our position as a strategic supplier through our diversified, application-focused product portfolio and by targeting customer segments beyond our traditional telco service provider customers, we are seeing early signs of what could be a thaw in demand for core networking applications," said Smith. "We expect a number of applications, including intelligent core networking, data networking, and broadband access will drive Ciena's revenue growth in 2005. Near term, we anticipate sequential revenue growth of five to seven percent in our fiscal second quarter."

     Live Web Broadcast of Fiscal First Quarter Results

     Ciena will host a discussion of its fiscal first quarter results with investors and financial analysts today, Wednesday, February 23, 2005 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via Ciena's homepage at www.ciena.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of Ciena's website at: http://www.ciena.com/investors/investors.htm.

     NOTE TO INVESTORS

     This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-K filed with the Securities and Exchange Commission on December 9, 2004. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Forward-looking statements in this release include: in addition to enhancing our position as a strategic supplier through our diversified, application-focused product portfolio and by targeting customer segments beyond our traditional telco service provider customers, we are seeing early signs of what could be a thaw in demand for core networking applications; we expect a number of applications, including intelligent core networking, data networking, and broadband access will drive Ciena's revenue growth in 2005; and near term, we anticipate sequential revenue growth of five to seven percent in our fiscal second quarter. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.


                           CIENA CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                                     Quarter Ended
                                                       January 31,
                                                   -------------------
                                                     2004      2005
                                                   --------- ---------
Revenues:
  Products                                         $ 54,674  $ 82,300
  Services                                           11,740    12,448
                                                   --------- ---------
Total revenue                                        66,414    94,748
                                                   --------- ---------

Costs:
  Products                                           34,560    60,848
  Services                                           11,301     9,669
                                                   --------- ---------
Total cost of goods sold                             45,861    70,517
                                                   --------- ---------
  Gross profit                                       20,553    24,231
                                                   --------- ---------
Operating expenses:
  Research and development                           47,177    33,651
  Selling and marketing                              25,468    25,964
  General and administrative                          7,091     7,496
  Stock compensation costs:
    Research and development                          2,205     1,011
    Selling and marketing                               518       876
    General and administrative                          121       160
  Amortization of intangible assets                   3,396    10,411
  Restructuring costs                                 3,393     1,125
  Long-lived asset impairments                            -       184
                                                   --------- ---------
    Total operating expenses                         89,369    80,878
                                                   --------- ---------
Loss from operations                                (68,816)  (56,647)
Interest and other income, net                        7,678     6,676
Interest expense                                     (7,384)   (6,469)
Gain on equity investments, net                         454        22
Loss on extinguishment of debt                       (8,216)        -
                                                   --------- ---------
Loss before income taxes                            (76,284)  (56,418)
Provision for income taxes                              424       577
                                                   --------- ---------
Net loss                                           $(76,708) $(56,995)
                                                   ========= =========
Basic and diluted net loss per common share and
 dilutive potential common share                   $  (0.16) $  (0.10)
                                                   ========= =========
Weighted average basic common and dilutive
 potential common shares outstanding                472,935   571,573
                                                   ========= =========



                           CIENA CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                   (in thousands, except share data)
                              (unaudited)

                    ASSETS
                                               October 31, January 31,
                                                  2004        2005
                                               ----------- -----------
Current assets:
  Cash and cash equivalents                    $  202,623  $  192,949
  Short-term investments                          753,251     704,691
  Accounts receivable, net                         45,878      52,122
  Inventories, net                                 47,614      46,257
  Prepaid expenses and other                       29,906      27,757
                                               ----------- -----------
    Total current assets                        1,079,272   1,023,776
Long-term investments                             329,704     332,023
Equipment, furniture and fixtures, net             51,252      46,709
Goodwill                                          408,615     408,615
Other intangible assets, net                      208,015     196,637
Other long-term assets                             60,196      58,295
                                               ----------- -----------
Total assets                                   $2,137,054  $2,066,055
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $   31,509  $   32,719
  Accrued liabilities                              76,045      72,517
  Restructuring liabilities                        16,203      15,114
  Unfavorable lease commitments                     9,902       9,514
  Income taxes payable                              3,354       3,672
  Deferred revenue                                 21,566      18,732
                                               ----------- -----------
    Total current liabilities                     158,579     152,268
Long-term deferred revenue                         16,010      15,408
Long-term restructuring liabilities                65,180      60,670
Long-term unfavorable lease commitments            51,341      48,786
Other long-term obligations                         1,522       1,509
Convertible notes payable                         690,000     690,000
                                               ----------- -----------
    Total liabilities                             982,632     968,641
                                               ----------- -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock - par value $0.01; 20,000,000
   shares authorized; zero shares issued and
   outstanding                                          -           -
  Common stock - par value $0.01; 980,000,000
   shares authorized; 571,656,659 and
   572,229,867 shares issued and outstanding        5,717       5,722
  Additional paid-in capital                    5,482,175   5,481,560
  Deferred stock compensation                     (13,761)    (10,757)
  Notes receivable from stockholders                  (48)         (3)
  Changes in unrealized gains on investments,
   net                                             (2,488)     (4,932)
  Translation adjustment                             (277)       (285)
  Accumulated deficit                          (4,316,896) (4,373,891)
                                               ----------- -----------
    Total stockholders' equity                  1,154,422   1,097,414
                                               ----------- -----------
Total liabilities and stockholders' equity     $2,137,054  $2,066,055
                                               =========== ===========



                           CIENA CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                                   Three Months Ended
                                                       January 31,
                                                   -------------------
                                                     2004      2005
                                                   --------- ---------
Cash flows from operating activities:
  Net loss                                         $(76,708) $(56,995)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
  Early extinguishment of debt                        8,216         -
  Amortization of premium on marketable securities    7,166     4,913
  Non-cash impairment of long-lived assets                -       184
  Accretion of convertible notes payable                599         -
  Depreciation and amortization of leasehold
   improvements                                      13,142     8,383
  Stock compensation                                  2,844     2,047
  Amortization of intangibles                         4,363    11,378
  Provision for inventory excess and obsolescence     1,043     1,115
  Provision for warranty and other contractual
   obligations                                        2,214     3,016
  Other                                                 841       749
  Changes in assets and liabilities:
    Accounts receivable                              (2,276)   (6,244)
    Inventories                                      (5,290)      242
    Prepaid expenses and other                          958     4,888
    Accounts payable and accrued liabilities        (16,357)  (13,889)
    Income taxes payable                                455       318
    Deferred revenue and other obligations            7,397    (3,436)
                                                   --------- ---------
Net cash used in operating activities               (51,393)  (43,331)
                                                   --------- ---------
Cash flows from investing activities:
  Additions to equipment, furniture, fixtures and
   intellectual property                             (5,869)   (4,201)
  Proceeds from sale of equipment, furniture and
   fixtures                                               -       177
  Purchases of available for sale securities       (112,313) (161,847)
  Maturities of available for sale securities       198,797   200,731
  Minority equity investments, net                        -    (1,595)
                                                   --------- ---------
Net cash provided by investing activities            80,615    33,265
                                                   --------- ---------
Cash flows from financing activities:
  Net proceeds from (repayment of) other
   obligations                                           39         -
  Repayment of convertible notes payable            (49,243)        -
  Proceeds from issuance of common stock              6,632       347
  Repayment of notes receivable from stockholders         -        45
                                                   --------- ---------
Net cash used in financing activities               (42,572)      392
                                                   --------- ---------
Net increase (decrease) in cash and cash
 equivalents                                        (13,350)   (9,674)
Cash and cash equivalents at beginning of period    309,665   202,623
                                                   --------- ---------
Cash and cash equivalents at end of period         $296,315  $192,949
                                                   ========= =========

     Appendix A

     The adjustments management makes in analyzing Ciena's first fiscal quarter 2005 GAAP results are as follows:

     -- Stock compensation costs - a non-cash expense which arises under GAAP accounting from the assumption of unvested stock options issued by any companies we acquire and which the Company feels is not reflective of its ongoing operating costs.

     -- Amortization of intangible assets - a non-cash expense arising from acquisitions of intangible assets, principally developed technology, which Ciena is required to amortize over its expected useful life and which the Company feels is not reflective of its ongoing operating costs.

     -- Restructuring costs - non-recurring charges incurred as the result of reducing the size of the Company's operations to align its resources with the reduced size of the telecommunications market as well as the result of targeting new segment opportunities within the overall market, which the Company feels are not reflective of its ongoing operating costs.

     -- Long-lived asset impairments - non-recurring charges, incurred as a result of excess equipment classified as held for sale which the Company feels are not reflective of its ongoing operating costs.

     -- Loss (gain) on equity investments, net - a non-recurring gain or loss related to changes in the value of the Company's equity investments which the Company feels is not reflective of its ongoing operating costs.

     -- Loss on extinguishment of debt - a non-recurring expense related to early extinguishment of long-term debt which the Company feels is not reflective of its ongoing operating costs.

     -- Income tax benefit on adjusted net loss - the income tax charge or benefit on the adjusted net loss, which is a necessary adjustment for consistency. The Company currently has a full valuation allowance for GAAP reporting purposes and accordingly does not recognize a tax benefit for losses generated.

     About Ciena

     Ciena Corporation is the network specialist, focused on expanding the possibilities for its customers' networks while reducing their cost of ownership. The Company's systems, software and services target and cure specific network pain points so that telcos, cable operators, governments and enterprises can best exploit the new applications that are driving their businesses forward. For more information, visit www.ciena.com.


     CONTACT: Ciena Corporation
              Investor Contacts:
              Jessica Towns, 888-243-6223
              ir@ciena.com
                 or
              Press Contacts:
              Nicole Anderson, 410-694-5786
              pr@ciena.com